EXHIBIT 99.47

Media Contact:	Investor Contact:
Fred J. Fleischner	Todd Dallenbach
Executive Director –	Staff Vice President, Investor Relations
Corporate Communications	(918) 669.2414
(918) 669.3086	todd.dallenbach@dtag.com

fred.fleischner@dtag.com

FOR IMMEDIATE RELEASE

Dollar Thrifty Automotive Group Announces

New Chief Financial Officer

TULSA, OKLAHOMA, May 28, 2008:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that Scott L. Thompson has joined the Company as Senior Executive Vice President and Chief Financial Officer effective May 23, 2008. Thompson brings considerable executive leadership and more than 25 years of senior management experience in accounting and finance to the Company.

Thompson spent 10 years as Executive Vice President and Chief Financial Officer with Group 1 Automotive, a Fortune 500 company. Thompson played a major role in founding the company, as well as with its subsequent rapid growth. During his time with Group 1 Automotive, the company grew from its founding to approximately $5 billion in revenue and successfully completed its IPO and several follow-on equity transactions.

During his tenure at Group 1 Automotive, Thompson managed all elements of treasury, including relationships with multiple commercial banks, interacted with investment banks, and presented and managed communications with both investors and ratings agencies.

Reporting to Dollar Thrifty President and CEO, Gary L. Paxton, Thompson will assume responsibility for treasury, accounting and finance, investor relations, tax, and audit in the Company. “Scott brings with him the expertise and proven track record of a successful hands-on entrepreneur and CFO. His extensive experience and interaction with banks, investors, and corporate operations will be invaluable to us,” said Paxton. “He is uniquely qualified to help us expand our Company and increase value to our shareholders.”

“I’m very impressed with the people and the Board of Directors of Dollar Thrifty,” said Thompson. “The travel industry is going through some turbulence right now, and that is what makes this an exciting opportunity.”

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma.  Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries.  Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 8,500 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network.  For additional information, visit www. dtag.com, www.dollar.com or www.thrifty.com.